SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-2436320
(State of incorporation or organization)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Stock Purchase Rights	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.                  Description of Registrant’s Securities to be Registered.

On April 22, 2020, the Board of Directors of Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of Class A common stock, par value $0.01 per share, of the Company held of record at the close of business on May 1, 2020 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be payable on the later of the Record Time and the certification by the New York Stock Exchange to the Securities and Exchange Commission (the "Commission") that the Rights have been approved for listing and registration. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of April 22, 2020 (the “Rights Agreement”), between the Company and Computershare Inc., as Rights Agent.

The Rights Agreement (which includes the forms of Rights Certificate and Election to Exercise and the form of Certificate of Designations and Terms of the Participating Preferred Stock as Exhibits A and B thereto, respectively) is attached as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on April 23, 2020 and is hereby incorporated herein by reference. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement and the description of the Rights set forth under Items 1.01 and 3.03 of the Company's Current Report on Form 8-K filed with the Commission on April 23, 2020 is incorporated herein by reference and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.                  Exhibits.

Exhibit No.	Description

(1)	Rights Agreement, dated as of April 22, 2020, between Spirit AeroSystems Holdings, Inc. (the “Company”) and Computershare Inc., as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed with the on April 23, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By	/s/ Stacy Cozad
	Name:	Stacy Cozad
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Date:  April 23, 2020